      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 6, 1999

                                                     REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                     CRESCENT REAL ESTATE EQUITIES COMPANY
             (Exact Name of Registrant as Specified in Its Charter)

                     TEXAS                                          52-1862813
          (State or Other Jurisdiction                           (I.R.S. Employer
       of Incorporation or Organization)                       Identification No.)

                          777 MAIN STREET, SUITE 2100
                            FORT WORTH, TEXAS 76102
                           TELEPHONE: (817) 321-2100

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                             ---------------------
                               GERALD W. HADDOCK
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                     CRESCENT REAL ESTATE EQUITIES COMPANY
                          777 MAIN STREET, SUITE 2100
                            FORT WORTH, TEXAS 76102
                           TELEPHONE: (817) 321-2100

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                             ---------------------
                                   Copies to:

            ROBERT B. ROBBINS, ESQ.                            DAVID M. DEAN, ESQ.
            SYLVIA M. MAHAFFEY, ESQ.                  CRESCENT REAL ESTATE EQUITIES COMPANY
       SHAW, PITTMAN, POTTS & TROWBRIDGE                   777 MAIN STREET, SUITE 2100
              2300 N STREET, N.W.                            FORT WORTH, TEXAS 76102
             WASHINGTON, D.C. 20037

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: From time to time after the effective date of the Registration
Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 of the Securities Act of 1933, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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                                                      PROPOSED MAXIMUM     PROPOSED MAXIMUM
         TITLE OF SHARES             AMOUNT TO BE     AGGREGATE PRICE     AGGREGATE OFFERING     AMOUNT OF
         TO BE REGISTERED             REGISTERED          PER UNIT              PRICE         REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------
Common Shares, par value $.01.....     311,634          $22.15625(1)        $6,904,640.81          $1,920
--------------------------------------------------------------------------------------------------------------
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

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and based upon prices on the New York Stock Exchange on May 3, 1999.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                    SUBJECT TO COMPLETION, DATED MAY 6, 1999

PROSPECTUS

                                 311,634 SHARES

                                [CRESCENT LOGO]

                                 COMMON SHARES

                            ------------------------

     The selling shareholders named in this prospectus may offer up to 311,634 of our common shares of beneficial interest, par value $.01 per share. We will not receive any proceeds from the sale of the common shares, but we will incur expenses in connection with the registration of the common shares.

     The selling shareholders propose to sell the common shares from time to time in public or private transactions occurring on or off the New York Stock Exchange, at prevailing market prices or at negotiated prices. Sales may be made directly to purchasers or through brokers or to dealers, who are expected to receive customary commissions or discounts.

     Our common shares are listed on the New York Stock Exchange under the symbol "CEI."

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON SHARES.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

                  THE DATE OF THIS PROSPECTUS IS        , 1999

                             ABOUT THIS PROSPECTUS

     This Prospectus is a part of a registration statement that we have filed with the Securities and Exchange Commission (the "SEC"). This Prospectus does not contain all of the information included in the registration statement. You should read this Prospectus and any supplement together with the additional information included in the registration statement and the additional information described under "Where You Can Find More Information."

     All references in this Prospectus to "Crescent," the "Company," "we," "us," or "our" mean, unless the context otherwise requires, Crescent Real Estate Equities Company, a Texas real estate investment trust ("Crescent Equities"), Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), and the other subsidiaries of Crescent Equities.

                                    CRESCENT

     Crescent is a fully integrated real estate company, operated as a real estate investment trust for federal income tax purposes (a "REIT"). Our assets include:

     - 89 office properties with an aggregate of approximately 31.8 million net rentable square feet;

     - 88 behavioral healthcare facilities;

     - seven full-service hotels with a total of 2,247 rooms and two destination health and fitness resorts that can accommodate up to 462 guests daily;

     - the real estate mortgages relating to and non-voting common stock in five residential development corporations, which in turn, through joint venture or partnership arrangements, own interests in 13 residential development properties;

     - seven retail properties with an aggregate of approximately .8 million net rentable square feet; and

     - an indirect 39.6% interest in 92 refrigerated warehouses with an aggregate of approximately 19.2 million square feet.

     Crescent owns its assets and carries on its operations and other activities, including providing management, leasing and development services for certain of its properties, through the Operating Partnership and its other subsidiaries. We also have an economic interest in the development activities of the residential development corporations. The structure of Crescent is designed to facilitate and maintain our qualification as a REIT and to permit persons contributing assets to Crescent to defer some or all of the tax liability that they otherwise might incur.

     As of May 3, 1999, 126,820,055 common shares of beneficial interest of Crescent, par value $.01 per share, 6,551,841 units of ownership interest in the Operating Partnership and 8,000,000 shares of 6 3/4% Series A Convertible Cumulative Preferred Shares of beneficial interest of Crescent, par value $.01 per share, were outstanding.

     Our executive offices are located at 777 Main Street, Suite 2100, Fort Worth, Texas 76102, and its telephone number is (817) 321-2100.

                                  RISK FACTORS

     Prospective investors should carefully consider the following summary information in conjunction with the other information contained in this Prospectus before purchasing securities.

REAL ESTATE RISKS SPECIFIC TO CRESCENT'S BUSINESS

     INVESTMENTS AND INVESTMENT STRATEGIES SUBJECT CRESCENT TO RISKS FROM A VARIETY OF ASSET CLASSES. In implementing our investment strategies, we have invested in a broad range of real estate assets, and in the future, we may invest in additional types of real estate assets not currently included in our portfolio. As a result of our real estate investments, we will be subject to risks, in addition to general real estate risks, relating to the specific assets and asset types in which we invest (as of March 31, 1999, office properties, hotel properties, behavioral healthcare facilities, refrigerated warehouses and residential property developments). We are subject to the risks that, upon expiration, leases for space in our office properties and retail properties may not be renewed, the space may not be re-leased, or the terms of renewal or re-lease, including the cost of required renovations or concessions to tenants, may be less favorable than current lease terms. Similarly, we are subject to the risk that the success of our investment in hotel properties will depend upon the ability of the hotel properties to compete in such features as access, location, quality of accommodations, room rate structure and, to a lesser extent, the quality and scope of other amenities such as food and beverage facilities. In addition, we are subject to risks relating to our behavioral healthcare facilities, including the effect of any failure of the lessee of the behavioral healthcare facilities to make the required lease payments, which equal more than 8% of Crescent's current rental revenues; the effects of factors, such as regulation of the healthcare industry and limitations on government reimbursement programs, on the ability of the lessee to make the required lease payments; and the limited number of replacement tenants if a default occurs under the lease or if the lease is not renewed upon expiration in 2009. If any one or more of these risks occurred, or if we are unable to implement our investment strategies successfully in the future, it could adversely affect the value of your investment in Crescent.

     REGIONAL CONCENTRATION OF OUR ASSETS INCREASES EFFECTS OF ADVERSE TRENDS IN CERTAIN MARKETS. As of March 31, 1999, approximately 72% of our office and retail assets were located in the metropolitan areas of Dallas/Fort Worth and Houston, Texas. Due to this geographic concentration, any deterioration in economic conditions in the Dallas/Fort Worth or Houston metropolitan areas (or in other geographic markets in which Crescent in the future may acquire substantial assets) could adversely affect the value of your investment in Crescent.

     JOINT OWNERSHIP OF ASSETS LIMITS OUR FLEXIBILITY WITH INVESTMENTS. We have the right to invest, and in certain cases have invested, in properties and assets jointly with other persons or entities. Joint ownership of properties may involve special risks, including the possibility that Crescent's partners or co-investors might become bankrupt, that those partners or co-investors might have economic or other business interests or goals which are unlike or incompatible with the business interests or goals of Crescent, and that those partners or co-investors may be in a position to take action contrary to the instructions or requests of Crescent or in opposition to Crescent's policies or objectives. Joint ownership gives a third party the opportunity to influence the return Crescent can achieve on some of its investments and may adversely affect the ability of Crescent to make distributions to its shareholders.

WE DO NOT CONTROL REVENUES FROM OUR HOTEL, BEHAVIORAL HEALTHCARE, REFRIGERATED WAREHOUSE OR RESIDENTIAL DEVELOPMENT INVESTMENTS

     REVENUES FROM HOTELS DEPENDENT ON THIRD-PARTY OPERATORS AND HOSPITALITY INDUSTRY. We lease our hotel properties to Crescent Operating, Inc. ("Crescent Operating") or its subsidiaries, except the Omni Austin Hotel, which is leased to a nonaffiliated third party. Each of those hotel operators, rather than Crescent, is entitled to exercise all rights of the owner of the hotel it leases. Under the leases, which expire between 2004 and 2012, the hotel operators will pay Crescent both minimum rent and a percentage of gross receipts above a fixed amount. As a result, both successful and unsuccessful operations at the hotel properties will affect Crescent only if they affect the amount of rent we receive under the hotel leases. The amount of

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

that rent (and whether it exceeds the minimum rent) will depend on the ability of the hotel operators and the managers of the hotel properties to maintain and increase the gross receipts from the hotels. Accordingly, the value of your investment in Crescent will be affected by such factors as changes in general economic conditions, the level of demand for rooms and related services at the hotel properties, competition in the hotel industry, changes in the expenses of operating hotels and other factors relating to the operation of the hotel properties. We expect to lease any hotel properties that we may acquire in the future to Crescent Operating or a subsidiary on similar terms.

     BEHAVIORAL HEALTHCARE FACILITIES OPERATED BY THIRD PARTIES. We lease our behavioral healthcare facilities to Charter Behavioral Health Systems, LLC, or CBHS, which is one of Crescent's two largest tenants in terms of rental revenue. Crescent Operating owns a 50% interest in CBHS, and Magellan Health Services, Inc. owns the other 50% interest. Under the terms of the CBHS limited liability company agreement, Magellan now has the right to make all decisions relating to the management and operation of CBHS other than certain major decisions that require the approval of both Crescent Operating and Magellan. Major decisions include approval of the annual budget and approval of limited liability company agreement amendments. Because the facilities are leased to CBHS, both successful and unsuccessful operations at the behavioral healthcare facilities will affect Crescent only if they affect the amount of rent we receive under the lease with CBHS. The ability of CBHS to pay its rent will depend on the ability of CBHS and the managers of the behavioral healthcare facilities to maintain and increase the gross receipts from the facilities. Risks relating to the behavioral healthcare facilities include regulation of the healthcare industry and limitations on government reimbursement programs, seasonal fluctuations in income and the limited number of replacement tenants. There can be no assurance that Magellan or Crescent Operating will operate CBHS in a way that will allow CBHS to continue making rent payments to Crescent.

     REFRIGERATED WAREHOUSE INVESTMENT CONTROLLED BY THIRD PARTIES. We own, through two Crescent subsidiaries, a 39.6% interest in each of three partnerships. Each of the partnerships owns one or more corporations or limited liability companies that own an aggregate of approximately 19.2 million square feet of public refrigerated warehouse space located in 92 refrigerated storage properties throughout the United States. Crescent Operating owns a .4% interest in each of the partnerships that own the refrigerated storage properties. The remaining 60% interest in the partnerships is owned by two subsidiaries of Vornado Realty Trust. We own approximately 99% of each of the Crescent subsidiaries that own the interests in these partnerships, and Crescent Operating owns approximately 1% of each of the Crescent subsidiaries. Crescent Operating holds all of the voting power in each of the Crescent subsidiaries. We do not have the authority to control the management or operation of the Crescent subsidiaries or the partnerships. Under the terms of the existing partnership agreements for each of the partnerships, Vornado has the right to make all decisions relating to the management and operation of the partnerships other than certain major decisions that require the approval of both Crescent Operating and Vornado. Major decisions include approval of the annual capital and operating budgets for each partnership, decisions to deviate from the budgets by 10% or more and additional capital contributions. The partnership agreement for each of the partnerships provides for a buy-sell arrangement if Crescent Operating and Vornado cannot agree on any of the major decisions. If Crescent Operating and Vornado fail to reach agreement on any of the major decisions prior to November 1, 2000, Vornado may purchase Crescent's interest at cost, less distributions, plus a 10% per annum return. During the seven years thereafter, Vornado may set a price for the buy-sell arrangement, and Crescent Operating then may elect either to sell our interest to Vornado, or to purchase Vornado's interest, at the designated price. After October 31, 2007, either Crescent Operating or Vornado may set a price for the buy-sell arrangement, and the party who did not set the price may elect either to sell its interest to the other party, or to purchase the other party's interest, at the designated price. The exercise of the buy-sell arrangement in one partnership requires the purchaser under the arrangement to purchase the interest of the selling party in the other partnership on the same terms. The refrigerated storage properties are operated, pursuant to triple-net master leases, by a partnership owned 60% by an affiliate of Vornado Realty Trust and 40% by Crescent Operating. As a result, we do not have an interest in, or the ability to control, the partnership that operates the refrigerated storage properties. There can be no assurance that Vornado or Crescent Operating will operate the partnerships or the refrigerated storage properties in a way that will maximize the return on our investment.

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

     LACK OF CONTROL OF RESIDENTIAL DEVELOPMENT CORPORATIONS AND DIVIDENDS. We do not have the authority to control the management and operation of the residential development corporations in which we invest. As a result, we do not have the right to require that funds be distributed to us by any of these entities at any time. The inability of Crescent to control its access to its dividends from the residential development corporations increases the likelihood that such dividends might not be available to Crescent when needed or desirable, which may adversely affect the value of your investment in Crescent.

DEBT FINANCING CARRIES RISKS OF REFINANCING DIFFICULTIES, LOSS OF MORTGAGED PROPERTIES, REDUCED ABILITY TO OBTAIN NEW FINANCING AND INCREASES IN INTEREST

     DIFFICULTIES IN REFINANCING DEBT COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION. Our business is subject to risks normally associated with debt financing. As of December 31, 1998, we had approximately $2.3 billion of debt outstanding, of which approximately $1.3 billion was secured debt. Our cash flow could be insufficient to meet required payments of principal and interest, and we may not be able to refinance our existing indebtedness (which in many cases requires substantial "balloon" payments of principal at maturity). If we are able to refinance our debt, there is also a risk that the terms of the refinancing will not be as favorable as the terms of existing indebtedness. If principal payments due at maturity cannot be refinanced, extended or paid with proceeds of other capital transactions, such as new equity capital, our cash flow will not be sufficient in all years to repay all maturing debt. If prevailing interest rates or other factors at the time of refinancing (such as the possible reluctance of lenders to make commercial real estate loans) result in higher interest rates, increased interest expense would adversely affect cash flow and our ability to service debt and make distributions to our shareholders.

     INABILITY TO MAKE SECURED DEBT PAYMENTS COULD RESULT IN LOSS OF MORTGAGED PROPERTY. As of December 31, 1998, approximately 40.0% of Crescent's assets were mortgaged to secure debt. If we cannot meet our secured debt obligations, the lender could take the collateral and we would lose both the asset and the income it produces. Foreclosure on mortgaged properties or an inability to refinance existing indebtedness would likely have a negative impact on our financial condition and results of operations.

     OUR DEGREE OF LEVERAGE COULD LIMIT OUR ABILITY TO OBTAIN ADDITIONAL FINANCING. Our organizational documents do not limit the level or amount of debt that we may incur. Our policy with regard to the incurrence and maintenance of debt is based on a review and analysis of investment opportunities for which capital is required and the cost of debt in relation to such investment opportunities, the type of debt available (secured or unsecured), the effect of additional debt on existing coverage ratios and the maturity of the proposed debt in relation to maturities of existing debt. Our debt service coverage ratio for the year ended December 31, 1998 was approximately 3.1. Debt service coverage is generally calculated as net income plus depreciation and amortization, plus interest expense, plus extraordinary or non-recurring losses, minus extraordinary or non-recurring gains, divided by debt service (including principal and interest payable during the period of calculation). The most restrictive debt service coverage ratio we are required to maintain as stipulated by our debt arrangements and calculated as described above is 1.5. In addition, our credit facility requires a debt service coverage ratio (which is calculated in a different manner) of 2.5. Under this calculation, our debt service coverage ratio was 3.5. The degree of leverage could have important consequences to shareholders, including affecting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, development or other general corporate purposes and making us more vulnerable to a downturn in business or the economy generally. There can be no assurance that the ratio of indebtedness to market capitalization (or any other measure of asset value) or the incurrence of debt at any particular level would not adversely affect the value of your investment in Crescent.

     DEFAULT UNDER DEBT COVENANTS COULD PERMIT LENDER TO REQUIRE REPAYMENT. Our secured debt generally contains customary covenants, such as requirements relating to the maintenance of the property securing the debt, restrictions on pledging and creating other liens on the property, restrictions on incurring additional indebtedness and restrictions on transactions with affiliates. Our unsecured debt generally contains customary covenants, such as requirements relating to the maintenance of Crescent's properties, the maintenance of financial ratios, including leverage and debt coverage ratios, restrictions on incurring additional indebtedness, restrictions on additional investments and restrictions on distributions. Our unsecured public

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

notes cross-accelerate to other Company debt, and our unsecured credit facility cross-defaults to other indebtedness of Crescent, which means that a default under Crescent's other indebtedness may cause a default under the public notes or credit facility. If we were to breach certain of our debt covenants, the lender could require us to repay the debt immediately, and, if the debt is secured, could immediately take possession of the property securing the loan. In addition, if any other lender declared its loan due and payable as a result of a default, the holders of our public notes and the lenders under our bank credit facility might be able to require that those debts be paid immediately. As a result, any default by Crescent under its debt covenants could have an adverse effect on Crescent's financial condition and the value of your investment in Crescent.

     RISING INTEREST RATES COULD ADVERSELY AFFECT CASH FLOW. Of Crescent's approximately $2.3 billion of debt outstanding as of December 31, 1998, approximately $1.3 billion, or 56.8%, bore interest at variable rates, including approximately $660 million outstanding under Crescent's credit facility. We also may borrow additional money at variable interest rates in the future. Increases in interest rates would increase our interest expense on our variable rate debt, which would adversely affect cash flow and our ability to service our debt and make distributions to shareholders. The weighted average interest rate on Crescent's variable rate debt was 7.0% as of December 31, 1998. A 10% (70 basis point) increase in the weighted average interest rate on such variable rate debt would result in a decrease in net income and cash flows of approximately $9.1 million based on the variable rate debt outstanding as of December 31, 1998, as a result of the increased interest expense associated with the change in rate. Conversely, a 10% (70 basis point) decrease in the weighted average interest rate on such variable rate debt would result in an increase in net income and cash flows of approximately $9.1 million based on the variable rate debt outstanding as of December 31, 1998, as a result of the decreased interest expense associated with the change in rate.

CONFLICTS OF INTEREST COULD RESULT IN DECISIONS NOT IN SHAREHOLDERS' BEST INTERESTS

     COMMON MANAGEMENT AND OWNERSHIP MAY RESULT IN CONFLICTS OF
INTEREST. Certain members of senior management of Crescent are also members of senior management of the Operating Partnership, Crescent Operating, or both. Richard E. Rainwater and John C. Goff are, respectively, the Chairman of the Board and the Vice Chairman of the Board of both Crescent and Crescent Operating, and Gerald W. Haddock serves as the President, Chief Executive Officer and a director of Crescent Operating, CREE Ltd., and Crescent. As a result, Messrs. Rainwater, Goff and Haddock have fiduciary obligations to Crescent, the Operating Partnership and Crescent Operating that may conflict with one another. Decisions that are favorable to one of these companies will not necessarily be favorable to all of them.

     Messrs. Rainwater, Goff and Haddock, together with the other management of Crescent and CREE Ltd. with a rank of Vice President or higher beneficially owned, as of April 23, 1999, 7,745,576 common shares and 10,940,870 units of ownership interest in the Operating Partnership, representing an approximately 14.1% equity interest in Crescent. As of April 16, 1999, Messrs. Rainwater, Goff and Haddock beneficially owned approximately 15.1% of the outstanding common stock of Crescent Operating through their ownership of 1,740,226 shares of Crescent Operating common stock. The common management and ownership among these entities may lead to conflicts of interest in connection with transactions among Crescent, the Operating Partnership or Crescent Operating, because management of Crescent may not have the same financial interests as the other shareholders or other investors in Crescent. Members of management of Crescent who also own shares of Crescent Operating will have a financial interest in the success of Crescent Operating that will not be shared by shareholders of Crescent or investors in the Operating Partnership who do not also own shares of Crescent Operating. There can be no assurance that, as a result of such conflicts, the value of your investment in Crescent will not be adversely affected.

     These conflicts of interest and the material risks associated with them are set forth below.

     RELATIONSHIP WITH CRESCENT OPERATING. The Company and Crescent Operating have entered into the Intercompany Agreement, which provides that we will provide Crescent Operating with a right of first refusal to become the lessee of any real property that we acquire if (i) we determine that, consistent with Crescent's status as a REIT, it is required to enter into a master lease arrangement, (ii) Crescent Operating and Crescent negotiate a mutually satisfactory lease arrangement and (iii) we determine that Crescent Operating is

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

qualified to be the lessee. The Intercompany Agreement provides that we must provide Crescent Operating with written notice of the lessee opportunity. During the 30 days following the notice, Crescent Operating has the right to accept the offer to become a lessee and to negotiate with us on an exclusive basis regarding the terms and conditions of the lease. If we cannot reach a mutually satisfactory agreement with Crescent Operating within the 30 days, we may offer the opportunity to others for one year on terms not more favorable than those offered to Crescent Operating. After the one-year period, we again must offer the opportunity to Crescent Operating. We also may offer any investment opportunity, other than a lessee opportunity, to Crescent Operating. As long as the Intercompany Agreement is in effect, the certificate of incorporation of Crescent Operating generally prohibits Crescent Operating from engaging in activities or making investments that a REIT could make, unless Crescent Operating first gives the opportunity to Crescent and we elect not to pursue the opportunity.

     Subsidiaries of Crescent Operating are the lessees of each of Crescent's hotel properties, except the Omni Austin Hotel. Crescent Operating owns a 50% interest in CBHS, which is the lessee of our behavioral healthcare facilities and Crescent's largest tenant in terms of base rental revenues. We own all of the non-voting stock and Crescent Operating owns all of the voting stock of the various companies through which we made our investment in refrigerated warehouses and our investments in the Desert Mountain and The Woodlands residential development properties. We expect to offer Crescent Operating the opportunity to become a lessee and operator of other assets in accordance with the Intercompany Agreement.

     As of March 31, 1999, we had agreed to make available up to $63.8 million in loans to Crescent Operating, and Crescent Operating had borrowed $54.9 million. In general, these loans are secured and have been made on terms which our management believes are at least as favorable to us as if the loans had been made to a third party.

     Due to the common management and ownership between us and Crescent Operating, our management could experience conflicts of interest in the event of a dispute relating to any of the leases of which Crescent Operating is the lessee or any loan from us to Crescent Operating, or if there were a default by Crescent Operating under a lease or a loan arrangement. Conflicts of interest also could arise in connection with the negotiation, renegotiation or renewal of any lease or other agreement with Crescent Operating.

     NEGOTIATION OF JOINT INVESTMENTS MAY NOT BE ARMS-LENGTH. We have in the past and may in the future structure investments as joint investments with Crescent Operating. We could experience potential conflicts of interest in connection with the negotiation of the terms of such joint investments due to our ongoing business relationship with Crescent Operating and the common management and common ownership among Crescent, the Operating Partnership and Crescent Operating.

     COMPANY AND CRESCENT OPERATING COMPETE FOR MANAGEMENT TIME. Messrs. Rainwater, Goff and Haddock currently are engaged, and will continue to engage, in the management of other properties and business entities, including Crescent Operating. Messrs. Rainwater, Goff and Haddock may experience conflicts of interest in allocating management time, services and functions among Crescent and the other business activities, including the operation of Crescent Operating, in which any of them are or may become involved.

     MAGELLAN HEALTH SERVICES, INC.'S INTERESTS MAY CONFLICT WITH COMPANY'S. Mr. Rainwater, along with certain of his affiliates and family members, owns approximately 19% of the outstanding common stock of Magellan Health Services, Inc. A subsidiary of Magellan is a 50% owner, along with Crescent Operating, of CBHS. Mr. Rainwater's spouse, Darla D. Moore, is a member of the board of directors of Magellan. Through these relationships, Mr. Rainwater may have the ability to influence decisions of Magellan in a manner that may benefit Magellan to the detriment of Crescent Operating or Crescent, or vice versa.

     COMPANY AND CRESCENT OPERATING HAVE SAME LEGAL COUNSEL. Shaw Pittman Potts & Trowbridge, which has served as securities and tax counsel to Crescent, also serves as special counsel to Crescent Operating in connection with certain matters. In the future, controversies may arise in which the interests of Crescent appear to be in conflict with those of Crescent Operating. In that event, counsel may experience conflicts in connection with the representation, and we and Crescent Operating may choose to retain other counsel in an effort to address the conflicts.

WE MAY NOT BE ABLE TO MANAGE RAPID GROWTH AND ACQUISITION OF SUBSTANTIAL NEW ASSETS EFFECTIVELY

     From the time we commenced operations in May 1994 through March 31, 1999, we have experienced rapid growth, increasing our total assets by approximately 1,567%. There can be no assurance that we will be able to manage our growth effectively and the failure to do so may have an adverse effect on the financial condition and results of operations of Crescent. If such an adverse effect were great enough, it could adversely affect the value of your investment in Crescent.

THE MARKET VALUE OF OUR PUBLICLY TRADED SECURITIES CAN BE ADVERSELY AFFECTED BY A NUMBER OF FACTORS

     THE NUMBER OF SHARES AVAILABLE FOR FUTURE SALE COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR PUBLICLY TRADED SECURITIES. The Company has entered into various private placement transactions whereby units of ownership interest in the Operating Partnership that are currently exchangeable for common shares of Crescent on the basis of two shares for each one unit were issued in exchange for properties or interests in properties. Upon exchange for common shares of Crescent, those common shares may be sold in the public market pursuant to registration rights. In addition, we have reserved a number of common shares for issuance pursuant to our employee benefit plans, and such common shares will be available for sale from time to time. We also have granted options to purchase additional common shares to certain of our executive officers, employees, trust managers and consultants. We can not predict the effect that future sales of common shares, or the perception that such sales could occur, will have on the market prices of our equity securities.

     CHANGES IN MARKET CONDITIONS COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR PUBLICLY TRADED SECURITIES. As with other publicly traded equity securities, the value of our publicly traded securities depends on various market conditions, which may change from time to time. Among the market conditions that may affect the value of our publicly traded securities are the following: the extent of institutional investor interest in Crescent; the reputation of REITs and office REITs generally and the attractiveness of our equity securities in comparison to other equity securities (including securities issued by other real estate companies); our financial condition and performance; and general financial market conditions.

     OUR EARNINGS AND CASH DISTRIBUTIONS WILL AFFECT THE MARKET PRICE OF OUR PUBLICLY TRADED SECURITIES. We believe that the market value of a REIT's equity securities is based primarily upon the market's perception of the REIT's growth potential and its current and potential future cash distributions and is secondarily based upon the real estate market value of the underlying assets. For that reason, shares may trade at prices that are higher or lower than the net asset value per share. To the extent we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our shares. Our failure to meet the market's expectations with regard to future earnings and cash distributions would likely adversely affect the market price of our publicly traded securities.

     MARKET INTEREST RATES MAY HAVE AN EFFECT ON THE VALUE OF OUR PUBLICLY TRADED SECURITIES. One of the factors that investors consider important in deciding whether to buy or sell shares of a REIT is the distribution rate on such shares (as a percentage of the price of such shares) relative to market interest rates. If market interest rates go up, prospective purchasers of REIT shares may expect a higher distribution rate. Higher interest rates would not, however, result in more funds for us to distribute and, in fact, would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our publicly traded securities to go down.

GENERAL REAL ESTATE RISKS AFFECTING CRESCENT

     The following paragraphs describe the material factors influencing the general real estate risks to which we are subject.

     WE CANNOT CONTROL CERTAIN FACTORS AFFECTING PERFORMANCE AND VALUE. The economic performance and value of our real estate assets will be subject to the risks described below that are normally associated with changes in national, regional and local economic and market conditions. Our properties are located principally in the metropolitan areas of Dallas/Fort Worth and Houston, Texas. The economic condition of each of these markets is dependent on a limited number of industries, and an economic downturn in some or all these industries could adversely affect Crescent's performance in that market. These factors may adversely affect the ability of the tenants to pay rent. Other local economic conditions that may affect the performance and value of Crescent's properties include excess supply of office space and competition for tenants, including competition based on rental rates, attractiveness and location of the property and the quality of maintenance and management services. In addition, other factors may affect the performance and value of a property adversely, including changes in laws and governmental regulations (including those governing usage, zoning and taxes), changes in interest rates (including the risk that increased interest rates may result in decreased sales of lots in any residential development property) and the availability of financing. Adverse changes in any of these factors, each of which is beyond the control of Crescent, could reduce the income that we receive from the properties, and adversely affect the value of your investment in Crescent.

     REAL ESTATE INVESTMENTS ARE ILLIQUID. Because real estate investments are relatively illiquid, we may not be able to vary our portfolio promptly in response to changes in economic or other conditions. In addition, economic factors that might cause the income from our real estate portfolio to decrease generally will not reduce significant expenditures, such as debt service, if any, real estate taxes and operating and maintenance costs. Our inability, for these or other reasons, to respond quickly to adverse changes in the performance of our investments could have an adverse effect on the value of your investment in Crescent.

     ENVIRONMENTAL PROBLEMS ARE POSSIBLE AND MAY BE COSTLY. Under various federal, state and local laws, ordinances and regulations, we may be required to investigate and clean up certain hazardous or toxic substances released on or in properties we own or operate, and also may be required to pay other costs relating to hazardous or toxic substances. This liability may be imposed without regard to whether we knew about the release of these types of substances or were responsible for their release. The presence of contamination or the failure to remediate properly contaminations at any of Crescent's properties may adversely affect our ability to sell or lease the properties or to borrow using the properties as collateral. The costs or liabilities could exceed the value of the affected real estate. We have not been notified by any governmental authority, however, of any non-compliance, liability or other claim in connection with any of our properties, and we are not aware of any other environmental condition with respect to any of our properties that management believes would have a material adverse effect on Crescent's business, assets or results of operations taken as a whole.

     The uses of any of Crescent's properties prior to our acquisition of the property and the building materials used at the property are among the property-specific factors that will affect how the environmental laws are applied to Crescent's properties. In general, before we purchased each of our properties, independent environmental consultants conducted or updated Phase I environmental assessments, which generally do not involve invasive techniques such as soil or ground water sampling. None of these Phase I assessments or updates revealed any materially adverse environmental condition relating to any particular property not known to us or the independent consultants preparing the assessments. There can be no assurance, however, that environmental liabilities have not developed since these environmental assessments were prepared, or that future uses or conditions, including changes in applicable environmental laws and regulations, will not result in imposition of environmental liability. If we were subject to environmental liability, the liability could adversely affect the value of your investment in Crescent.

CRESCENT COULD LOSE ITS QUALIFICATION AS A REIT

     Crescent intends to continue to operate in a manner that allows it to meet the requirements for qualification as a REIT under the Internal Revenue Code of 1986, as amended. A REIT generally is not taxed at the corporate level on income it distributes to its shareholders, as long as it distributes at least 95 percent of its income to its shareholders annually and satisfies certain other highly technical and complex requirements. Unlike many REITs, which tend to make only one or two types of real estate investments, Crescent invests in a broad range of real estate products. Several of Crescent's investments also are more complicated than those of other REITs. As a result, Crescent is likely to encounter a greater number of interpretative issues under the REIT qualification rules, and more issues which lack clear guidance, than are other REITs. Crescent, as a matter of policy, consults with outside tax counsel in structuring its new investments in an effort to satisfy the REIT qualification rules. Shaw Pittman Potts & Trowbridge has given Crescent an opinion stating that Crescent qualified as a REIT under the Internal Revenue Code for its taxable years ending on or before December 31, 1998, that is organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code and that its proposed manner of operation will permit it to continue to meet the requirements for qualification as a REIT. This opinion is based on representations made by Crescent and the Operating Partnership as to factual matters and on existing law, which is subject to change, both retroactively and prospectively, and to possibly different interpretations. Shaw Pittman's opinion also is not binding on either the Internal Revenue Service or the courts.

     Crescent must meet the requirements of the Internal Revenue Code in order to qualify as a REIT now and in the future, so it is possible that Crescent will not continue to qualify as a REIT in the future. The laws and regulations governing federal income taxation are the subject of frequent review and amendment, and proposed or contemplated changes in the laws or regulations may affect Crescent's ability to qualify as a REIT and the manner in which it conducts its business. If Crescent fails to qualify as a REIT for federal income tax purposes, it would not be allowed a deduction for distributions to shareholders in computing taxable income and would be subject to federal income tax at regular corporate rates. In addition to these taxes, Crescent may be subject to the federal alternative minimum tax. Unless Crescent is entitled to relief under certain statutory provisions, Crescent could not elect to be taxed as a REIT for four taxable years following the year during which Crescent was first disqualified. Therefore, if Crescent loses its REIT status, it could be required to pay significant income taxes, which would reduce its funds available for investments or for distributions to its shareholders. This would likely adversely affect the value of your investment in Crescent. In addition, Crescent would no longer be required by law or its operating agreements to make any distributions to its shareholders.

MARKET PRICE RISK FROM TRANSACTIONS WITH AFFILIATES OF UBS, AG

     On August 12, 1997, we entered into two transactions with affiliates of the predecessor of UBS, AG, which are collectively referred to as UBS. In one transaction, we sold 4,700,000 common shares to UBS for approximately $148 million and received approximately $145 million in net proceeds. In the other transaction, we entered into a forward share purchase agreement with UBS. On August 11, 1998, we paid a fee of approximately $3.0 million to UBS in connection with the exercise by Crescent and UBS of the right to extend the term of the forward share purchase agreement until August 12, 1999. Under the forward share purchase agreement, we are committed to settle our obligations under the agreement by purchasing 4,700,000 common shares from UBS by August 12, 1999. The price to be paid by Crescent (the "Settlement Price") will be determined on the date we settle the forward share purchase agreement and will be calculated based on the gross proceeds received by Crescent from the original issuance of the common shares, plus a forward accretion component equal to LIBOR plus 75 basis points, minus an adjustment for Crescent's distributions paid to UBS. The forward accretion component represents a guaranteed rate of return to UBS.

     We may settle the forward share purchase agreement in cash or common shares, at our option, on or before August 12, 1999. In the event that we elect to settle in cash, it will decrease our liquidity. Accordingly, we will evaluate our sources of capital and the potential uses of our capital at the time that settlement is required under the forward share purchase agreement or at such earlier time as we determine to settle the agreement.

     In the event that we elect to settle in common shares, UBS will sell, on behalf of Crescent, a sufficient number of common shares to realize the Settlement Price. If, as a result of a decrease in the market price of the common shares, the number of common shares required to be sold to achieve the Settlement Price is greater than the number of common shares previously issued to UBS, we will deliver additional common shares to UBS. In contrast, if, as a result of an increase in the market price of the common shares, such number of common shares is less than the number of common shares previously issued to UBS, UBS will deliver common shares to Crescent.

     On a quarterly basis, if the number of common shares previously delivered to UBS is not sufficient to permit UBS to realize the Settlement Price through the sale of such common shares, we must deliver additional common shares to UBS. On November 20, 1998, we issued an additional 1,852,162 common shares to UBS and, on April 30, 1999, we issued an additional 747,598 common shares to UBS. To the extent that we are obligated, as a result of a decline in the market price of the common shares, to issue additional common shares in the future under the terms of the forward share purchase agreement, the issuance will reduce Crescent's net income per common share and net book value per common share.

SHAREHOLDERS' ABILITY TO EFFECT CHANGES IN CONTROL OF CRESCENT IS LIMITED

     PROVISIONS OF OUR DECLARATION OF TRUST AND BYLAWS COULD INHIBIT CHANGES IN CONTROL. Certain provisions of our Declaration of Trust and Bylaws may delay or prevent a change in control of Crescent or other transaction that could provide the shareholders with a premium over the then-prevailing market price of their shares or which might otherwise be in the best interest of our security holders. These include a staggered Board of Trust Managers and the Ownership Limit described below. In addition, any future series of preferred shares may have certain voting provisions that could delay or prevent a change of control or other transaction that might involve a premium price or otherwise be good for our security holders. The Declaration of Trust also establishes special requirements with respect to "business combinations" (including certain issuances of equity securities) between Crescent and an "interested shareholder" of Crescent, and the procedure for obtaining voting rights with respect to "control shares" of Crescent acquired in a control share acquisition.

     WE HAVE A SHARE OWNERSHIP LIMIT FOR REIT TAX PURPOSES. To remain qualified as a REIT for federal income tax purposes, not more than 50% in value of Crescent's outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the federal income tax laws applicable to REITs) at any time during the last half of any taxable year, and Crescent's outstanding shares must be beneficially owned by 100 or more persons at least 335 days of a taxable year. To facilitate maintenance of our REIT qualification, Crescent's Declaration of Trust, subject to certain exceptions, prohibits ownership by any single shareholder of more than 8.0% of Crescent's issued and outstanding common shares or more than 9.9% of Crescent's issued and outstanding preferred shares. In addition, the Declaration of Trust prohibits ownership by Mr. Rainwater, the Chairman of the Board of Trust Managers of Crescent, together with certain of his affiliates or relatives, of more than 8.0% of Crescent's issued and outstanding common shares. We refer to these limits collectively as the "Ownership Limit." Under certain circumstances, Crescent's Declaration of Trust permits the Board of Trust Managers to increase the Ownership Limit with respect to any common shareholder, other than Mr. Rainwater, together with his affiliates and relatives. Further, any transfer of shares may be null and void if it causes a person to violate the Ownership Limit, and the intended transferee or holder will acquire no rights in the shares. Those shares will automatically convert into excess shares of Crescent, and the shareholder's rights to distributions and to vote will terminate. The shareholder would have the right to receive payment of the purchase price for the shares and certain distributions upon liquidation of Crescent. Excess shares will be subject to repurchase by Crescent at its election. While the Ownership Limit helps preserve Crescent's status as a REIT, it could also delay or prevent any person or small group of persons from acquiring, or attempting to acquire, control of Crescent and, therefore, could adversely affect our shareholders' ability to realize a premium over the then-prevailing market price for their shares.

CRESCENT'S BOARD CAN CHANGE POLICIES WITHOUT SHAREHOLDER APPROVAL

     The Board of Trust Managers provides guidance to the senior management of Crescent regarding our operating and financial policies and strategies, including Crescent's policies and strategies relating to acquisitions, growth, operations, indebtedness, capitalization and distributions. These policies and strategies may be changed from time to time without shareholder approval. Changes in Crescent's policies and strategies could adversely affect the value of your investment in Crescent. In addition, we have the right and intend to acquire additional real estate assets consistent with our investment strategies and policies without shareholder approval.

OUR SUCCESS DEPENDS ON KEY PERSONNEL

     We are dependent on the efforts of senior management personnel of Crescent and CREE Ltd. These senior management personnel include Richard E. Rainwater, Chairman of the Board of Trust Managers of Crescent, John C. Goff, Vice Chairman of the Board of Trust Managers of Crescent, and Gerald W. Haddock, President, Chief Executive Officer and Trust Manager of Crescent, and President, Chief Executive Officer and sole Director of CREE Ltd. While we believe that it would be possible to find replacements for these key executives, the loss of their services could adversely affect the operations of Crescent. Mr. Rainwater has no employment agreement with Crescent and, therefore, is not obligated to remain with Crescent for any specified period of time. Each of Messrs. Goff and Haddock has entered into an employment agreement with Crescent, but only for one year ending in April 1999. Each of Messrs. Rainwater, Goff and Haddock has entered into a noncompetition agreement with Crescent, which prohibits them from engaging in many of the types of activities in which Crescent currently engages or may engage in the future. Neither Crescent nor CREE Ltd. has obtained key-man insurance for any of their senior management personnel, which means that Crescent will not receive any cash amounts as a result of the disability or death of a member of senior management.

                              RECENT DEVELOPMENTS

     On April 14, 1999, Crescent and Station Casinos, Inc. ("Station") announced that they had entered into an agreement (the "Settlement Agreement") for the mutual settlement and release of all claims between Crescent and Station arising out of the Agreement and Plan of Merger between Crescent and Station, which Crescent terminated in August 1998. As part of the Settlement Agreement, Crescent agreed to pay $15 million to Station.

                            NO PROCEEDS TO CRESCENT

     This Prospectus relates to the offer and sale of our common shares by the selling shareholders. We will not receive any proceeds from the sale of the common shares, but we will pay all expenses related to the registration of the common shares. See "Plan of Distribution."

                              SELLING SHAREHOLDERS
GENERAL

     This Prospectus relates to the offer and sale from time to time of up to 311,634 of our common shares by Armada-Hoffler Holding Company, a Virginia corporation and Alan R. Novak, who are the selling shareholders. It is unknown if, when or in what amounts either of the selling shareholders may offer the common shares for sale. There is no assurance that either of the selling shareholders will sell any or all of the common shares.

     This Prospectus has been prepared pursuant to our obligations under that certain Registration Rights Agreement, dated as of April 27, 1998, by and among Crescent Equities, the Operating Partnership, Armada-Hoffler Holding Company and Mr. Novak (the "Registration Rights Agreement"). In accordance with the Registration Rights Agreement, which contains customary representations and warranties relating to Crescent, this Prospectus (and the registration statement of which it is a part) relates to sales of the common shares by the selling shareholders, subject to the terms and conditions set forth in the Registration Rights Agreement.

     In addition, in the Registration Rights Agreement, we have agreed to indemnify the selling shareholders against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or to contribute to payments the selling shareholders may be required to make in respect thereof. Insofar as indemnification of the selling shareholders for liabilities arising under the Securities Act may be permitted pursuant to such agreements, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     Because the selling shareholders may offer all or some of the common shares pursuant to this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the common shares, no estimate can be given as to the number of common shares that will be held by each selling shareholder after completion of the offering.

     The selling shareholders and any broker or dealer to or through whom any of the common shares are sold may be deemed to be underwriters within the meaning of the Securities Act with respect to the common shares offered by this Prospectus, and any profits realized by the selling shareholders or such brokers or dealers may be deemed to be underwriting commissions. Brokers' commissions and dealers' discounts, taxes and other selling expenses the selling shareholders will bear are not expected to exceed normal selling expenses for sales. The registration of the common shares under the Securities Act shall not be deemed an admission by any of the selling shareholders or Crescent that the selling shareholders are underwriters for purposes of the Securities Act of any common shares offered by this Prospectus.

COMMON SHARES OFFERED

     The following chart shows, according to our records, the number of common shares each selling shareholder currently holds and the number of common shares of each selling shareholder offered by this Prospectus.

                                                    COMMON
                                                    SHARES
                                                 BENEFICIALLY         NUMBER OF
                   NAME OF                      OWNED PRIOR TO      SHARES OFFERED
             SELLING SHAREHOLDER                 OFFERING(1)      BY THIS PROSPECTUS
             -------------------                --------------    ------------------
Armada-Hoffler Holding Company................     206,646             206,646
Alan R. Novak.................................     104,988             104,988
                                                   -------             -------
          Total...............................     311,634             311,634

---------------

(1) The number of common shares beneficially owned prior to the offering represents units of ownership interest in the Operating Partnership that are exchangeable for common shares, subject to certain exceptions, on a one-for-two basis. Alternatively, the units are exchangeable, at our option, for cash.

                              PLAN OF DISTRIBUTION

     We will not receive any of the proceeds from the sale of common shares.

     The sale or distribution of all or any portion of the common shares may be effected from time to time by the selling shareholders, or successors in interest to the selling shareholders, at market prices prevailing at the time of sale or at prices related to such prevailing market prices, or at negotiated prices. The common shares may be sold:

     - through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis;

     - on the NYSE;

     - in the over-the-counter market;

     - on any other national securities exchange on which the common shares are listed or traded;

     - in privately negotiated transactions; or

     - through any other legally available means.

     The methods by which the common shares may be sold or distributed include:

     - a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;

     - exchange distributions and/or secondary distributions in accordance with the rules of the NYSE;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - pro rata distributions as part of the liquidation and winding up of the affairs of the selling shareholders; or

     - any other legally available means.

     The selling shareholders may from time to time deliver all or a portion of the common shares to cover a short sale or sales or upon the exercise, settlement or closing of a call equivalent position or a put equivalent position. The selling shareholders and the broker-dealers participating in the distribution of the common shares may be deemed "underwriters" within the meaning of the Securities Act. Any profit on the sale of the common shares by the selling shareholders and any commissions received by any such broker-dealers may be regarded as underwriting commissions under the Securities Act. Underwriters, brokers, dealers or agents may be entitled, under agreements with us, to indemnification against the contribution toward certain civil liabilities, including liabilities under the Securities Act. The common shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

     We will pay all expenses in connection with the registration of the common shares. The selling shareholders will pay for any brokerage or underwriting commissions and taxes of any kind (including, without limitation, transfer taxes) with respect to any disposition, sale or transfer of the common shares.

     Common shares not sold pursuant to the registration statement on Form S-3 of which this Prospectus is a part may be subject to certain restrictions under the Securities Act and could be sold, if at all, only pursuant to Rule 144 or another exemption from the registration requirements of the Securities Act. In general, under Rule 144, a person (or persons whose common shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of common shares which does not exceed the greater of one percent of the our outstanding common shares or the average weekly reported trading volume of our common shares during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of common shares by a person who is not an affiliate of Crescent and who has satisfied a two-year holding period without any volume limitation. Therefore, both during and after the effectiveness of the registration statement, selling shareholders may sell common shares pursuant to Rule 144.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at the Public Reference Room that the SEC maintains at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the SEC: Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511 and Seven World Trade Center, Suite 1300, New York, New York 10048. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, we file many of our documents electronically with the SEC, and you may access those documents over the Internet. The SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. We also maintain a Web site (www.cei-crescent.com) that contains information regarding Crescent. In addition, our common shares are listed on the NYSE and you can inspect any reports, proxy statements and other information at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" in this Prospectus the information that we file with them, which means that we can disclose important information to you by referring you to the other information that we have filed with the SEC. The information that we incorporate by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede the information in this Prospectus, including information incorporated by reference.

     The following documents filed by Crescent with the SEC under the Exchange Act (File No. 1-13038) and any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act made prior to the termination of the offering are incorporated by reference:

 (1) The Registration Statement on Form 8-B filed on March 24, 1997 registering our common shares under Section 12(b) of the Exchange Act.

 (2) The Proxy Statement in connection with our 1999 Annual Meeting of Shareholders.

 (3)  Our Annual Report on Form 10-K for the year ended December 31, 1998.

 (4) Our Current Report on Form 8-K dated October 15, 1997 and filed June 24, 1998.

 (5) Our Current Report on Form 8-K dated December 22, 1997 and filed March 4, 1998.

 (6) Our Current Report on Form 8-K dated June 30, 1998 and filed July 9, 1998, as amended on September 16, 1998.

 (7)  Our Current Report on Form 8-K dated April 29, 1999 and filed April 30,
      1999.

     We will provide without charge to each person to whom a copy of this Prospectus is delivered a copy of any or all of the documents incorporated by reference in this Prospectus (other than exhibits and schedules, unless such exhibits or schedules are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for copies may be made by writing or telephoning Crescent Real Estate Equities Company, 777 Main Street, Suite 2100, Fort Worth, Texas, 76102, Attention: Company Secretary (telephone number: (817) 321-2100).

                                    EXPERTS

     The financial statements and schedule incorporated in this Prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1998, as amended, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements incorporated in this Prospectus by reference to our Current Reports on Form 8-K (i) dated October 15, 1997 and filed June 24, 1998, (ii) dated December 22, 1997 and filed on March 4, 1998 and (iii) dated June 30, 1998 and filed on July 9, 1998, as amended on September 16, 1998, respectively, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                 LEGAL MATTERS

     The legality of the issuance of the common shares will be passed upon for Crescent by Shaw Pittman Potts & Trowbridge.

------------------------------------------------------
------------------------------------------------------

  YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. THE COMMON SHARES ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF SUCH DOCUMENT.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
About This Prospectus.................    2
Crescent..............................    2
Risk Factors..........................    3
Recent Developments...................   12
No Proceeds to Crescent...............   12
Selling Shareholders..................   12
Plan of Distribution..................   13
Where You Can Find More Information...   15
Experts...............................   16
Legal Matters.........................   16

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                                 311,634 SHARES
                                [CRESCENT LOGO]
                                 COMMON SHARES
                                   PROSPECTUS
                                         , 1999
------------------------------------------------------
------------------------------------------------------

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses to be incurred in connection with the issuance and distribution of the Common Shares covered by this Registration Statement, all of which will be paid by the Registrant, are as follows:

     Registration Fee.......................................    $    1,920
     Printing, Engraving and Filing Expenses................    $   10,000
     Accounting Fees and Expenses...........................    $    5,000
     Legal Fees and Expenses................................    $   10,000
                                                                ----------
     Total..................................................    $   26,920
                                                                ==========

ITEM 15. INDEMNIFICATION OF TRUST MANAGERS AND OFFICERS.

     The Company's Restated Declaration of Trust (the "Declaration of Trust") provides that no trust manager shall be liable to the Company for any act, omission, loss, damage, or expense arising from the performance of his duties to the Company save only for his own willful misfeasance or willful malfeasance or gross negligence. In addition to, but in no respect whatsoever in limitation of the foregoing, the liability of each trust manager for monetary damages shall be eliminated to the fullest extent permitted by applicable law. The Declaration of Trust also provides that no amendment thereto may limit or eliminate this limitation of liability with respect to events occurring prior to the effective date of such amendment.

     The Company's Declaration of Trust provides that the trust managers and officers shall be indemnified to the maximum extent permitted by Texas law. Under current Texas law, the trust will indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a trust manager or officer if it is determined that the person (i) conducted himself in good faith; (ii) reasonably believed: (a) in the case of conduct in his official capacity as a trust manager or officer of the real estate investment trust, that his conduct was in the real estate investment trust's best interests; and (b) in all other cases, that his conduct was at least not opposed to the real estate investment trust's best interests; and
(iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. Except to the extent provided in the following sentence, a trust manager or officer may not be indemnified (i) in respect of a proceeding in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity; or (ii) in which the person is found liable to the real estate investment trust. Notwithstanding the foregoing, a person may be indemnified against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding; provided that if the person is found liable to the real estate investment trust or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (i) is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and (ii) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the real estate investment trust. In addition, the Company's Declaration of Trust and Bylaws require it to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former trust manager or officer made a party to a proceeding by reason of his status as a trust manager or officer, provided that the Company shall have received (i) a written affirmation by the trust manager or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Company's Declaration of Trust and Bylaws also permit the Company to provide indemnification, payment or reimbursement of expenses to any employee or agent of the Company in such capacity. The Company's Declaration of Trust and Bylaws also permit the Company to indemnify a person who was or who agreed to appear as a witness or other participant in a proceeding at a time when he is not named a defendant or respondent in the proceeding. Any indemnification, payment or reimbursement of the expenses permitted by the Declaration of Trust and Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Texas Real Estate Investment Trust Act for trust managers.

     The limited partnership agreement of the Operating Partnership contains indemnification provisions comparable to those contained in the Declaration of Trust.

     The Company carries insurance that purports to insure officers and trust managers of the Company against certain liabilities incurred by them in the discharge of their official functions.

     The Company has entered into indemnification agreements with each of the Company's executive officers and trust managers. The indemnification agreements require, among other things, that the Company indemnify such officers and trust managers to the fullest extent permitted by law, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company also must indemnify and advance expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements and cover officers and directors under the Company's directors' and officers' liability insurance, if any. Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in the Declaration of Trust and the Company's Bylaws, they provide greater assurance to directors and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the Board of Trust Managers or by the stockholders to alter, limit or eliminate the rights they provide.

ITEM 16. EXHIBITS.

     The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated herein by reference.

EXHIBIT NO.                                   DESCRIPTION OF EXHIBIT
-----------                                   ----------------------
    4.01      Restated Declaration of Trust of the Registrant (filed as Exhibit No. 4.01 to the
              Registrant's Registration Statement on Form S-3 (File No. 333-21905) (the "1997 Form
              S-3") and incorporated herein by reference)
    4.02      Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.02 to the
              Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30,
              1998 and incorporated herein by reference)
    4.03      Form of Common Share Certificate (filed as Exhibit No. 4.03 to the 1997 Form S-3 and incorporated herein by reference)
    4.06      Statement of Designation of 6 3/4% Series A Convertible Cumulative Preferred Shares of
              the Registrant (filed as Exhibit 4.07 to the Registrant's Annual Report on Form 10-K
              for the fiscal year ended December 31, 1997 and incorporated herein by reference)
   *5.01      Opinion of Shaw, Pittman, Potts & Trowbridge as to the legality of the securities being registered by Crescent Real Estate Equities Company
  *23.01      Consent of Shaw, Pittman, Potts & Trowbridge
   23.02      Consent of Arthur Andersen LLP (Dallas), Certified Public Accountants, dated May 4,
              1999 (filed herewith)
   24.01      Powers of Attorney (filed herewith)

---------------

* To be filed by amendment.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 5th day of May, 1998.

                                        CRESCENT REAL ESTATE EQUITIES COMPANY

                                        By:      /s/ GERALD W. HADDOCK
                                           -------------------------------------
                                                     Gerald W. Haddock
                                           President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                     SIGNATURES                                        TITLE                        DATE
                     ----------                                        -----                        ----

              /s/ RICHARD E. RAINWATER*                  Trust Manager and Chairman of the           May 5, 1999
-----------------------------------------------------      Board
                Richard E. Rainwater

                  /s/ JOHN C. GOFF*                      Trust Manager and Vice Chairman of          May 5, 1999
-----------------------------------------------------      the Board
                    John C. Goff

                /s/ GERALD W. HADDOCK                    Trust Manager, President and Chief          May 5, 1999
-----------------------------------------------------      Executive Officer (Principal
                  Gerald W. Haddock                        Executive Officer)

                /s/ JACK I. TOMPKINS                     Executive Vice President and Chief          May 5, 1999
-----------------------------------------------------      Financial Officer
                  Jack I. Tompkins                         (Principal Financial and
                                                           Accounting Officer)

                /s/ ANTHONY M. FRANK*                    Trust Manager                               May 5, 1999
-----------------------------------------------------
                  Anthony M. Frank

               /s/ MORTON H. MEYERSON*                   Trust Manager                               May 5, 1999
-----------------------------------------------------
                 Morton H. Meyerson

                /s/ WILLIAM F. QUINN*                    Trust Manager                               May 5, 1999
-----------------------------------------------------
                  William F. Quinn

              /s/ PAUL E. ROWSEY, III*                   Trust Manager                               May 5, 1999
-----------------------------------------------------
                 Paul E. Rowsey, III

                /s/ MELVIN ZUCKERMAN*                    Trust Manager                               May 5, 1999
-----------------------------------------------------
                  Melvin Zuckerman

                                            *By:   /s/ GERALD W. HADDOCK
                                              ----------------------------------
                                                      Gerald W. Haddock
                                                       Attorney-In-Fact

                               INDEX TO EXHIBITS

EXHIBIT NO.                                   DESCRIPTION OF EXHIBIT
-----------                                   ----------------------
    4.01      Restated Declaration of Trust of the Registrant (filed as Exhibit No. 4.01 to the
              Registrant's Registration Statement on Form S-3 (File No. 333-21905) (the "1997 Form
              S-3") and incorporated herein by reference)
    4.02      Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.02 to the
              Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30,
              1998 and incorporated herein by reference)
    4.03      Form of Common Share Certificate (filed as Exhibit No. 4.03 to the 1997 Form S-3 and incorporated herein by reference)
    4.06      Statement of Designation of 6 3/4% Series A Convertible Cumulative Preferred Shares of
              the Registrant (filed as Exhibit 4.07 to the Registrant's Annual Report on Form 10-K
              for the fiscal year ended December 31, 1997 and incorporated herein by reference)
   *5.01      Opinion of Shaw, Pittman, Potts & Trowbridge as to the legality of the securities being registered by Crescent Real Estate Equities Company
  *23.01      Consent of Shaw, Pittman, Potts & Trowbridge
   23.02      Consent of Arthur Andersen LLP (Dallas), Certified Public Accountants, dated May 4,
              1999 (filed herewith)
   24.01      Powers of Attorney (filed herewith)

---------------

* To be filed by amendment.